Filed Pursuant to Rule 424(B)(3)

Registration No. 333-34854

PROSPECTUS

Wisconsin Energy Corporation

Stock Plus Investment Plan

Wisconsin Energy Corporation is pleased to offer you the opportunity to participate in the Stock Plus Investment Plan (“Stock Plus”), a convenient and low cost stock purchase and dividend reinvestment plan available to new investors for making initial investments in Wisconsin Energy common stock and to current stockholders for increasing their holdings of Wisconsin Energy common stock.

The plan offers:

•	A simple, cost-efficient method for purchasing Wisconsin Energy common stock

•	A convenient way to increase your ownership over time by reinvesting dividends

•	The opportunity to buy additional shares through optional cash investments

•	A way to make automatic monthly investments electronically

•	Safekeeping of stock certificates

•	Low cost sale of plan shares

•	Easy account access

All of your investment is used to purchase both whole and partial shares. There are no fees for purchases. You do not have to be a current Wisconsin Energy stockholder to begin to participate.

This prospectus relates to the 3,173,509 shares remaining unsold of the 7,000,000 shares of Wisconsin Energy common stock, par value $.01 per share, to be offered for purchase under the plan registered by our registration statement that became effective April 21, 2000. Wisconsin Energy common stock is listed under the trading symbol “WEC” on the New York Stock Exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this prospectus carefully and retain it for future reference.

The date of this prospectus is July 25, 2003.

The section of this prospectus titled “Information About Stock Plus” sets forth the terms and conditions of the plan, as amended, presented in question-and-answer format. Please read this prospectus, including Appendix A, carefully and keep it and any account statements for future reference. If you have any questions about Stock Plus, please call the plan administrator, The Bank of New York, toll-free at 1-800-558-9663. Customer service representatives are available between the hours of 8 a.m. and 8 p.m. Eastern Time (7 a.m. and 7 p.m. Central Time), Monday through Friday.

The administrator will purchase shares of Wisconsin Energy common stock for the plan either directly from Wisconsin Energy or in the open market, as we determine from time to time. Your purchase price for shares purchased under the plan will be the average price paid by the administrator for all shares purchased for all investors with respect to the relevant investment date.

To the extent required by applicable law in any jurisdiction, shares offered through Stock Plus are offered only through a registered broker-dealer in that jurisdiction.

THE COMPANY

Wisconsin Energy Corporation is a diversified holding company headquartered in Milwaukee, Wisconsin, with subsidiaries in utility businesses, including electric, natural gas and steam operations, and in non-utility businesses.

Wisconsin Energy is an exempt holding company by order of the Securities and Exchange Commission under Section 3(a)(1) of the Public Utility Holding Company Act of 1935, as amended. Accordingly, it is exempt from the provisions of that Act other than with respect to certain acquisitions of securities of a public utility.

Our headquarters are at 231 West Michigan Street, P. O. Box 2949, Milwaukee, Wisconsin 53201, and our telephone number is (414) 221-2345. Stockholders may call our Stockholder Hotline, 1-800-558-9663, to speak with a Customer Services Representative about their account.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

Certain statements we make in this prospectus, including the documents incorporated by reference, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as “may,” “intends,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “objectives,” “plans,” “possible,” “potential,” “project” or similar terms or variations of these terms. Actual results may differ materially from those set forth in forward-looking statements as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, equity and bond market fluctuations, varying weather conditions, and governmental regulation and supervision. In addition to any factors referred to specifically in connection with any forward-looking statements, factors that could cause our actual results to differ materially from those contemplated include factors described under “Cautionary Factors,” “Factors Affecting Results, Liquidity and Capital Resources” or similar captions in our filings with the Securities and Exchange Commission. To access or obtain a copy of our SEC filings, see “Where You Can Find More Information” in this prospectus.

Because of their inherent uncertainty, you should not place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

INFORMATION ABOUT STOCK PLUS

The following questions and answers explain and constitute the Stock Plus plan.

1.	What is the Stock Plus Investment Plan?

The plan is a convenient and cost-effective stock purchase plan available to new investors for making an initial investment in Wisconsin Energy common stock and to existing investors for increasing their holdings of Wisconsin Energy common stock by reinvesting dividends or making optional cash investments from time to time.

2.	Who is eligible to participate in Stock Plus?

Any person or entity, whether or not a current registered stockholder of Wisconsin Energy, is eligible to participate in the plan by meeting the enrollment requirements. Holders of Wisconsin Electric preferred stock may also participate in the plan, including having their cash dividends on Wisconsin Electric preferred stock reinvested in shares of Wisconsin Energy common stock. Persons or entities that reside outside the U.S. may participate if their participation does not violate local laws or regulations applicable to Wisconsin Energy or the participant or that would affect the terms of the plan. We reserve the right to terminate the participation of any participant if we deem it advisable. All investments must be submitted in U.S. funds and drawn on a U.S. bank.

3.	How do I enroll in the plan?

An enrollment form must be completed and returned to the plan administrator. If you do not currently hold Wisconsin Energy common stock, include your initial investment (in U.S. funds) in the form of a check. The enrollment form is attached to the back of the prospectus.

If your shares of Wisconsin Energy common stock are registered in the name of a bank, broker or other nominee, you may enroll in the plan under the same terms as a new investor, or arrange for the registered holder to register at least one share directly in your name in order to reinvest dividends or make optional cash investments.

4.	What are my investment options?

Your participation options are as follows. You may make optional cash investments from time to time under any of the other investment options.

Full Dividend Reinvestment. If you select this option, all dividends on shares registered in your name or held in your plan account will be applied toward the purchase of more shares of Wisconsin Energy common stock.

Partial Dividend Reinvestment. Under this option, you may elect to reinvest between 10% and 100% of the dividends on shares registered in your name or held in your plan account, in increments of 10%. You may not specify a dollar amount to be invested. Any uninvested dividends will be sent to you in the form of a check.

Optional Cash Investments Only. By electing this option, dividends will be paid to you in cash, but you may make optional cash investments from time to time, up to the maximum specified in Appendix A, to purchase additional shares of Wisconsin Energy common stock.

Automatic Investment Option. This election may be used in combination with any of the investment options. Under this option, you may deduct payments from your checking or savings account automatically once each month by electronic means for investment in the plan as optional cash investments. You must allow 30 days to initiate this feature or to make any changes in the amount to be invested or bank account from which the funds are withdrawn.

If no option is specified on the enrollment form, Full Dividend Reinvestment will apply. You can change your investment election by either submitting a new enrollment form or by calling the Stockholder Hotline, 1-800-558-9663.

See Appendix A for investment minimums and maximums applicable to optional cash investments made through the automatic investment option or otherwise. See Question 5 for further information about optional cash investments.

5.	How do I make optional cash investments? How much can I invest?

You may make optional cash investments by the following means:

Investment by Check. You may make optional cash investments in Wisconsin Energy common stock by sending to The Bank of New York, the plan administrator, a check for the purchase of additional shares. The check must be made payable to The Bank of New York in U.S. dollars and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. The plan administrator will not accept third party checks, money orders or travelers checks. All checks should be sent to the plan administrator at the address listed on the Optional Cash Investment tear-off form attached to each statement you receive, or if making an investment when enrolling, should be sent with the enrollment form.

Automatic Investment Option. As an alternative to sending checks for optional cash investments, you may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution. You may elect the automatic cash withdrawal option by simply completing and signing an automatic investment option authorization form, providing the necessary bank account and monthly withdrawal amount information, and submitting it, together with a voided blank check or checking or savings account deposit slip, to the plan administrator. You may change the amount of money authorized for withdrawal or terminate an automatic monthly withdrawal of funds by either completing and submitting to the plan administrator a new automatic debit enrollment form or writing a letter to the administrator. To be effective, the new automatic investment option form must be received by the plan administrator not less than 30 days before the effective date of the withdrawal. It is your responsibility to immediately notify the administrator of any changes in bank account or other information as it relates to your automatic investment option authorization. You may call 1-800-558-9663 and request a new Automatic Investment Option authorization form.

Minimum and Maximum Amounts for Optional Cash Investments. See Appendix A for the minimum and maximum permitted amounts for voluntary cash investments.

Payments with Insufficient Funds. There is a service charge, as listed in Appendix A, imposed for any check or other deposit for an optional cash investment returned unpaid. If the deposit is returned, or the bank account designated under the Automatic Investment Option does not have sufficient funds for the authorized monthly deduction, the investment will be considered “void” and any shares credited to your account in anticipation of receiving the payment will be sold to cover the transaction cost and the service charge. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts, additional shares as may be necessary to recover in full the uncollected balance may be sold.

6.	What is the source of the Wisconsin Energy stock offered under the Plan?

The administrator will purchase shares of Wisconsin Energy common stock for the plan in the open market or, if we so determine, the administrator will purchase original issue shares or treasury shares from Wisconsin Energy. We will decide whether shares are to be purchased from Wisconsin Energy or in the open market based on Wisconsin Energy’s need for common equity and any other factors we consider to be relevant from time to time. Any determination we make to alter the manner in which shares will be purchased for the plan, and implementation of any such change, will comply with applicable SEC regulations and interpretations then in effect.

All dividend funds to be reinvested and optional cash payments from all participants in the plan are commingled to purchase shares.

Open market purchases will be made on the NYSE or any other securities exchange where Wisconsin Energy common stock may be traded, in the over-the-counter market or by negotiated transactions. Purchases are usually made through BNY ESI & Co., a wholly-owned subsidiary of The Bank of New York Company, Inc. The plan administrator makes all decisions as to price, delivery and any other matters related to purchases in the open market.

Original issue shares or treasury shares will be purchased directly from Wisconsin Energy.

You should be aware that the share price may fluctuate between the time your purchase instruction is received by the administrator and the time the purchase is made.

7.	When are shares purchased under the plan?

Optional Cash Investments. Purchases for optional cash investments are made twice each month, beginning on the first and the fifteenth day of each month, or the next business day if the first or the fifteenth falls on a weekend or holiday. Depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be made over more than one day. Your cash investment must reach the plan administrator at least two business days before an investment date. If your investment is received too late to be invested on a particular investment date, it will be held until the next investment date, without interest. You may cancel your investment up to five business days before an investment date by calling the plan administrator. After that time, the administrator may, at its own discretion, accept requests to revoke purchase instructions.

Automatic Investment Option. If you participate in the automatic investment option, your investment will be deducted from your bank account on the 25th day of the month, or if such date is not a business day, on the preceding business day, and invested on the first business day of the following month.

Dividend Reinvestments. Dividends reinvested under the plan are invested on the dividend payment dates, generally March 1, June 1, September 1 and December 1, or the first business day following a payment date.

* * * * *

All funds to be invested on each investment date, whether through reinvested dividends or optional cash investments (including optional cash investments through the automatic investment option), will be aggregated to purchase Wisconsin Energy shares for that investment date and all investors will be charged the same purchase price per share. If the shares are purchased on the open market, the plan administrator, at its discretion, may purchase the shares over a period of several days in order to minimize price fluctuations.

The administrator will make every effort to invest funds in common stock as soon as practicable on or after each investment date. In the event that any portion of any cash dividends or initial or optional cash investments paid to the administrator under the plan is not invested within 30 days after the dividend payment date or within 35 days after receipt of cash investments, that portion will be returned to the participants affected.

Upon notification by Wisconsin Energy of a pending dividend payment date, the administrator may, at its discretion, purchase common stock beginning three business days in advance of the dividend payment date.

8.	Are there fees associated with participation?

As the plan is currently administered, you will not incur any brokerage commissions, service charges or other direct expenses in connection with purchases of Wisconsin Energy common stock for your account under the plan. We will pay these expenses, as well as all costs of administering the plan. However, the Internal Revenue Service considers the brokerage commissions paid by Wisconsin Energy to be additional dividend income to you. This will be reflected on your annual Form 1099 statement.

For each sale of whole shares from your plan account, you will be charged a brokerage commission and a service charge, as set forth in Appendix A, which will be deducted from the proceeds of the sale. The administrator will aggregate sales from various participants, when possible, so that participants may benefit from any lower brokerage commissions applicable to larger volume sales.

9.	How is my purchase price determined?

All funds to be invested on each investment date will be aggregated, each investor will be charged the same purchase price, and shares purchased under the plan may either be original issue shares or treasury shares purchased directly from Wisconsin Energy or outstanding shares purchased in the open market. If shares are purchased directly from us, your price is the average of the high and low sales prices as reported on the New York Stock Exchange for the investment date.

Share purchases in the open market may be made on any stock exchange where Wisconsin Energy common stock is traded, in the over-the-counter market, or by negotiated transactions on such terms as the plan administrator may reasonably determine. Neither Wisconsin Energy nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the plan administrator. If shares are purchased on the open market, each investor’s purchase price will be the average price paid for all shares purchased by the plan administrator for all investors for the particular investment date.

10.	How many shares of Wisconsin Energy stock will be purchased for my account?

The number of whole shares and any fractional share credited to your plan account will be based on the amount you invest divided by the purchase price of the shares. This applies to shares purchased with either optional cash investments or reinvested dividends. Future dividends will be calculated on your total holdings of both whole and fractional shares of Wisconsin Energy stock.

11.	Will I receive any confirmation of the purchase?

You will receive an account statement which will show details of the investment, including investment date, investment amount, shares purchased, purchase price and ending account balance. Please retain these statements to assist you in establishing the tax basis of your stock. The statement also includes a stub which you may use for future optional cash investments or to sell or withdraw shares. Statements are mailed within five business days after an investment.

12.	Will I receive stock certificates? Can I deposit stock certificates I currently hold for safekeeping?

Book-Entry Shares; Certificates Upon Request. Your shares will be held for your benefit by the plan administrator in “book-entry” form. You may request that a stock certificate for some or all of your whole shares be issued to you without withdrawing from the plan, or upon withdrawal from the plan. You may make such a request by:

•	using the tear-off form attached to the account statement

•	calling the plan administrator at 1-800-558-9663

•	writing to the plan administrator at the first address listed in Question 18

•	via the Internet at www.stockbny.com

Certificates are normally issued to participants within five business days after receipt of the request. Withdrawing shares from your Stock Plus account does not affect your dividend option. For example, if you elected to participate under the Full Dividend Reinvestment option, dividends on all shares will continue to be reinvested, regardless of whether the shares are held in your Stock Plus account or by you in the form of a stock certificate. No certificates will be issued for fractional shares of common stock. Instead, fractional shares will be sold and you will receive the net proceeds from the sale of your fractional share upon complete withdrawal from the plan.

Safekeeping of Stock Certificates. If you wish, you may send any Wisconsin Energy stock certificates you currently hold to the plan administrator for safekeeping. This is also referred to as a custodial service. Your certificated shares of Wisconsin Energy stock will be credited to your plan account and reflected in your account statement. Safekeeping is beneficial to you because you no longer bear the risk and cost associated with loss, theft or destruction of stock certificates.

If you elect this optional service, please use registered or insured mail to send your stock certificates to the plan administrator at the general correspondence address indicated on the tear-off form attached to your account statement. You must include written instructions indicating that these shares are to be placed in your plan account. Do not endorse the stock certificates. You bear the risk of loss in transit, and we urge you to use a delivery system with a tracking mechanism to protect your investment.

13.	Can shares of Wisconsin Energy stock held in my plan account be used as collateral for a loan?

You may not use shares of Wisconsin Energy stock held in your plan account as collateral for a loan. If you wish to use the shares as collateral, you must request the plan administrator to issue you a stock certificate for the shares in your name. Stock certificates for a fractional share will not be issued under any circumstances.

14.	How can I sell my shares held in the plan?

You may request the plan administrator to sell all or a portion of the shares in your Stock Plus account. This may be done by completing the stub to your account statement, sending a letter, calling the Stockholder Hotline, or via the Internet. The plan administrator will combine your shares with other shares to be sold and arrange to sell them on the open market through a registered securities broker-dealer within five business days of receiving your request. The plan administrator will compute the value of any fractional share based on the price at which the whole shares were sold.

All sale requests having an anticipated market value of $100,000 or more must be submitted in written form. In addition, all sale requests within thirty (30) days of an address change must be submitted in written form.

Sale Orders via Stockholder Hotline.    Call 1-800-558-9663. Simply enter your social security number or taxpayer ID at the prompt, select the menu option for sales and follow the instructions provided. For security purposes, you will be asked to enter your account number.

Sale Orders via Internet.    Access your account via the Internet at www.stockbny.com. If you have not previously set up web access to your account, you will first need to request a temporary PIN (see Question 18, “Who is the plan administrator and how do I contact them?”).

Sale Orders via Mail.    Complete and sign the tear-off portion of your account statement and mail the instructions to the plan administrator or send a letter with your account number, social security number or taxpayer ID and instructions to the plan administrator (see Question 18, “Who is the plan administrator and how do I contact them?”).

The plan administrator will determine the net proceeds to be paid to you approximately three business days after the sale and send you a check shortly thereafter. Brokerage commissions and other expenses of the sale, including any service charge, and any transfer tax, if applicable, will be deducted from the check. Please see Appendix A for charges that apply.

If your participation option includes dividend reinvestment and you request that all of your shares be sold and your request is received after the record date for a dividend payment, your shares will be sold and any dividend payable on those shares will be sent to you in the form of a separate dividend check.

The price of Wisconsin Energy’s stock may rise or fall during the period between requesting a sale and the actual sale. Instructions to the plan administrator to sell shares are binding and may not be revoked.

As noted above, if you are selling your plan shares of Wisconsin Energy stock, you should be aware that prices for Wisconsin Energy stock may fall during the period between your request for sale, its receipt by the plan administrator, and the ultimate sale of your shares on the open market. This risk is borne solely by you and should be carefully evaluated.

The plan administrator is not a broker and, therefore, cannot accept your instructions to sell on a particular day or at a specific price. The plan is designed for the long-term investor and does not afford you the same flexibility as an account with a stockbroker in this respect. If you prefer to have control over the exact price and timing of your sale, you will need to request a stock certificate from the plan administrator for the number of whole shares you wish to sell and conduct that transaction through your stockbroker. Once you have the stock certificate in your possession, you can sell the Wisconsin Energy stock represented thereby through a broker at a price and on the date you select. The plan administrator will mail your certificate to you by insured, first-class mail within five business days of your request. If you choose to sell through a broker after obtaining your stock certificate, all brokerage fees are your responsibility.

15.	Can I transfer shares that I hold in the plan to someone else?

Yes, you may transfer ownership of some or all of your shares held through Stock Plus. Call the plan administrator for complete transfer instructions. You will be asked to send the plan administrator written transfer instructions. Your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee plan. The Medallion Guarantee plan ensures that the individual signing is in fact the owner of the participant’s account. A notary is not sufficient.

You may transfer shares to new or existing Wisconsin Energy stockholders. However, a new Stock Plus account will not be opened for a transferee as a result of a transfer of less than one full share. If you open a new Stock Plus account for a transferee, you must include an enrollment form with the gift/transfer instructions.

16.	I’ve just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please write or call the plan administrator or visit the plan administrator’s web site. If you are an electric service or gas customer of one of Wisconsin Energy’s subsidiaries, changing your billing address is not sufficient to change your stockholder account address.

17.	How do I change or terminate my participation in the plan?

You may withdraw or sell a portion of your shares in the plan without terminating participation. To change your method of participation, or to terminate participation, you may use the stub on your account statement, write a letter, call the Stockholder Hotline, or visit the plan administrator’s web site. You may request a stock certificate for the shares held in the plan or request that the shares be sold.

If your participation option includes dividend reinvestment and you request that all of your shares be sold and your request is received after the record date for a dividend payment, your shares will be sold and any dividend payable on those shares will be sent to you in the form of a separate dividend check.

18.	Who is the plan administrator and how do I contact them?

Correspondence and enrollment forms should be sent to the plan administrator, The Bank of New York, at this address:

The Bank of New York

Church Street Station

P.O. Box 11258

New York, NY 10286-1258

For optional cash investments, sales, transfer requests, liquidations, share deposits and withdrawals, mail the tear-off portion of your account statement to:

The Bank of New York

Dividend Reinvestment Department

P.O. Box 1958

Newark, NJ 07101-9774

Make your check payable to The Bank of New York in U.S. dollars.

You may telephone the plan administrator at 1-800-558-9663 at any time and use the automated telephone system to obtain the closing price of Wisconsin Energy common stock or to request a duplicate Stock Plus account statement, transfer instructions and other information. To talk with a Customer Services Representative, please call between the hours of 8 a.m. and 8 p.m. Eastern Time (7 a.m. and 7 p.m. Central Time), Monday through Friday.

To access The Bank of New York’s web site, log onto www.stockbny.com. First-time users will have to enter their social security number or taxpayer ID when prompted in order to establish a temporary Personal Identification Number (PIN).

NOTE: Your temporary PIN will be sent to the address currently listed on your account within 10 business days of its request. You cannot access your account prior to receiving the PIN. Upon receiving and entering your temporary PIN, you will be prompted to change it for security reasons. Please keep your new PIN in a safe place for future account access.

19.	What reports will I receive?

You will receive easy-to-read statements of your account activity after each investment or other transaction. You should retain these statements in your records. In addition, you will receive the same communications sent to all other holders of Wisconsin Energy common stock, such as annual reports and proxy statements. You will also receive any Internal Revenue Service forms that may be required for income tax purposes.

20.	What if Wisconsin Energy issues a stock dividend or declares a stock split?

Your plan account will be credited with the appropriate number of shares of Wisconsin Energy common stock on the payment date. If you prefer to receive a stock certificate, you may do so by notifying the plan administrator after the payment date.

A stock dividend payable in other than Wisconsin Energy stock will be paid to you and not credited to your plan account.

21.	How do I vote my Stock Plus shares at stockholders’ meetings?

Shares of Wisconsin Energy common stock held for you by the plan administrator will be voted as you direct. If you hold shares in Stock Plus on the record date for any Wisconsin Energy annual or special meeting of shareholders, you will receive proxy materials, including a proxy card which you may use to vote all shares held in your Stock Plus account and any shares for which you hold a stock certificate.

You may vote your shares by mail, telephone or on the Internet as directed in the proxy statement or on the proxy card. If you do not return your proxy card, or vote by telephone or Internet, none of your shares will be voted.

22.	Can the plan be changed or discontinued?

Wisconsin Energy may amend, modify, suspend or terminate the plan at any time, including the period between a record date and a dividend payment date. As appropriate,

participants will receive notice of any material amendment or modification, or of any suspension or termination.

Upon termination of the plan, you will be mailed any optional cash investments received and not invested, a stock certificate for whole shares credited to your plan account and a check for any fractional share. However, if Wisconsin Energy terminates the plan to establish a new plan, you will automatically be enrolled in the successor plan, and shares of Wisconsin Energy stock credited to your plan account will automatically be transferred to the successor plan.

The plan administrator may terminate your Stock Plus account if you do not maintain at least one whole share in your account. In the event your Stock Plus account is terminated for this reason, a check for the cash value of the fractional share will be sent to you and your account will be closed.

23.	Who interprets the plan?

Wisconsin Energy will determine any question of interpretation arising under the plan, and our determination will be final. Wisconsin Energy and/or the plan administrator may adopt rules or practices to facilitate the administration of the plan.

24.	What law governs the plan?

The terms and conditions of the plan and its operations will be governed by the laws of the State of Wisconsin.

25.	What are the responsibilities of Wisconsin Energy and the plan administrator under Stock Plus?

Neither Wisconsin Energy nor the plan administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim or liability:

•	with respect to the prices at which shares of Wisconsin Energy stock are purchased or sold for your plan account and the times when such purchases or sales are made;

•	for any fluctuation in the market value after purchases or sales of shares of Wisconsin Energy stock; or

•	for continuation of your plan participation until the plan administrator receives written notice of your death accompanied by your estate’s request to discontinue participation.

Wisconsin Energy and the plan administrator provide no advice and make no recommendation with respect to your purchases and sales of Wisconsin Energy stock. Your decision to purchase or sell Wisconsin Energy stock must be made by you based upon your own research and judgment.

You should recognize that neither Wisconsin Energy nor the plan administrator can assure you of a profit or protect you against a loss on shares purchased through the plan.

FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN

Wisconsin Energy believes that the following is an accurate summary of the principal U.S. federal income tax consequences if you are a U.S. resident participating in the plan:

•	Your dividends reinvested under the plan are treated for federal income tax purposes as cash received by you on the dividend payment date even though the dividends are used to purchase additional shares. Brokerage commissions paid by Wisconsin Energy on share purchases under the plan are treated as additional dividend income to you.

•	Your holding period for shares acquired pursuant to the plan will begin on the day after shares are allocated to your account.

•

The tax basis of shares purchased on the open market through the plan will be the amount you paid for the shares through the reinvestment of dividends or by optional cash investments plus the amount of brokerage commission paid by Wisconsin Energy that is attributable to those shares. The tax basis of shares purchased directly from Wisconsin Energy will be the amount you paid for the shares through the reinvestment of dividends or by optional cash investments. You should retain your account statements in your records so that you are able to determine the tax basis for shares purchased under the plan.

•	Upon a sale of either a portion or all of your shares purchased through the plan, you will realize a gain or loss based on the difference between the net sale proceeds you receive and your tax basis in the shares sold, including any fractional share.

The above is only a brief summary based upon current tax regulations, which are subject to change from time to time, and does not reflect every possible situation that could result from your participation in the plan. The above rules may not apply to certain participants in the plan, such as tax-exempt entities and foreign stockholders. You are urged to consult your own tax advisor to determine the particular federal, state and local tax consequences which may result from your participation in the plan and the subsequent disposition of shares of Wisconsin Energy stock purchased within the plan.

If you fail to provide a taxpayer identification number, the plan administrator must withhold tax from the amount of any dividends paid on your shares of Wisconsin Energy stock and from any proceeds arising from your sale of Wisconsin Energy stock held in your plan account. The amount of the tax withheld is determined under the Internal Revenue Code and/or applicable state tax laws. You may be exempt from this withholding requirement if appropriate documentation regarding your tax situation has been received by the plan administrator.

If you do not reside in the United States, income tax consequences may vary from jurisdiction to jurisdiction. If you are a foreign stockholder whose dividends are subject to U.S. income tax withholding, the appropriate amount will be withheld. Any balance of your earned dividend after applicable tax withholding will be used to purchase additional shares.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”), enacted on May 28, 2003, reduces the maximum rate of tax imposed on most dividends received by individuals from the higher marginal income tax rates to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008) (the “Reduced Rate”). This provision applies to dividends received in taxable years beginning after December 31, 2002 and before January 1, 2009. In order to be eligible for the Reduced Rate, an individual shareholder must own our common stock for more than 60 days during the 120 day period beginning 60 days before the ex-dividend date. Furthermore, if an individual receives an “extraordinary dividend” within the meaning of Section 1059 of the Internal Revenue Code (a dividend which equals or exceeds 10% of the individual’s tax basis in our common stock) which is eligible for the Reduced Rate, any loss on a subsequent sale of the stock with respect to which that dividend is made is treated as a long-term capital loss to the extent of that dividend. For purposes of determining the amount of deductible investment interest, a dividend is treated as investment income only if the individual elects to treat the dividend as not eligible for the Reduced Rate. For sales and exchanges of capital assets on or after May 6, 2003 and before January 1, 2009, the Act also reduces the top individual tax rate on adjusted net capital gains from 20% (10% for individuals in the lower tax brackets) to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008). You should consult your tax advisor regarding the specific tax consequences to you that may result from the Act.

IMPORTANT CONSIDERATIONS

The purpose of the plan is to provide a useful service for Wisconsin Energy stockholders. We are not recommending that you buy or sell Wisconsin Energy stock. You should use the plan only after you have independently researched your investment decision.

The value of Wisconsin Energy stock may go up or down from time to time. Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or anyone else.

The plan does not have any effect on the dividend policy of Wisconsin Energy, which is subject to the discretion of Wisconsin Energy’s board of directors. There can be no assurance as to the declaration of future dividends, or the rate at which dividends may be paid, since they necessarily depend upon Wisconsin Energy’s future earnings, financial requirements and other factors.

USE OF PROCEEDS

We intend to use for general corporate purposes the net proceeds we receive from purchases of shares for the plan by the administrator directly from Wisconsin Energy. We will not receive any proceeds from shares acquired by the administrator in the open market.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and through our own web site at  www.wisconsinenergy.com. Other information on our web site is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for information on the operation of the Public Reference Room.

The SEC allows us to “incorporate by reference” the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

•	Current Reports on Form 8-K filed February 11, 2003, March 7, 2003, March 21, 2003, April 28, 2003, April 29, 2003, May 22, 2003 and June 20, 2003.

•	The description of Wisconsin Energy common stock contained in Item 5 of our Current Report on Form 8-K dated September 1, 1999 (which updates and supersedes the description in our Registration Statement on Form 8-B dated January 7, 1987, as previously updated), including any amendment or report filed for the purpose of updating that description.

You may request a copy of these documents at no cost by writing or telephoning:

Wisconsin Energy Corporation

Shareholder Services

231 West Michigan Street

P. O. Box 2949

Milwaukee, Wisconsin 53201-2949

Telephone: 1-800-881-5882

You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of any securities in any state or country where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

EXPERTS

The consolidated financial statements and the related financial statement schedule for the year ended December 31, 2002 incorporated in this prospectus by reference from Wisconsin Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (a) the adoption of a new accounting principle and (b) the application of procedures relating to certain disclosures related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP have expressed no opinion or other form of assurance other than with respect to such disclosures), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule for the year ended December 31, 2001 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and have been so incorporated upon the authority of that firm as experts in giving said report.

Because they have ceased operations, we have been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference in this prospectus of their report on the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2002. Accordingly, we have omitted Arthur Andersen LLP’s consent in reliance upon Rule 437a under the Securities Act of 1933, which permits us to dispense with the requirements to file the written consent of Arthur Andersen LLP under the circumstances.

Because Arthur Andersen LLP has not consented to the incorporation of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in our financial statements audited by Arthur Andersen LLP or for any omission to state a material fact required to be stated in those financial statements.

The consolidated financial statements and related financial statement schedule for the year ended December 31, 2000 incorporated in this prospectus by reference to the Annual Report on Form 10-K of Wisconsin Energy Corporation for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

APPENDIX A

Minimum and Maximum Investment Amounts

Initial Enrollment in Plan—new investors	$250
Initial Enrollment in Plan—registered stockholders	$0
Additional Investments—optional payments	$25 per investment
Additional Investments—Automatic Monthly Investments	$25 per month
Maximum Investments	$10,000 per transaction; $100,000 per calendar year
Number of Automatic Monthly Investments in lieu of Minimum Initial Enrollment Amount	Not applicable

Participant Fees	Service Charge	Brokerage Commission
One-time account setup fee
Reinvestment of dividends
Optional cash investments
Automatic Monthly Investments (electronic debits)
Issuance of stock certificates
Safekeeping of stock certificates
Sale of Plan Shares	$15	$.05 per share*
Returned Funds (Insufficient funds or closed bank accounts)	$20
Replacement statements (more than 2 years old)	$20

*Actual brokerage commissions and fees will be charged, which approximate $.05 per share.

The company reserves the right to change minimum or maximum investment amounts or to add or modify fees upon proper notice to plan participants.

WISCONSIN ENERGY CORPORATION
Stock Plus Investment Plan
Enrollment Application

IMPORTANT: Before completing this enrollment application, please be sure to carefully review the information contained in the Stock Plus Investment Plan Prospectus.	Questions? Call 1-800-558-9663

❑	I am a new stockholder. Enclosed is a check for $ (see Appendix A of prospectus for minimum and maximum amounts) payable to The Bank of New York to open a Stock Plus Investment Plan Account.

❑	I am currently a stockholder. I wish to reinvest my dividends or make a change in investment options as indicated below.

Account Registration Information: (Please print)	Account Number:

Name of Registered Owner/or Name of Custodian/or Name(s) of Trustee

Example of a Custodian Account:

Name of Joint Owner/or Name of Minor/or Name and Date of Trust	John R. Smith Custodian for Anne B. Smith UTMA Wisconsin

*UTMA—Uniform Transfers to Minor Act

Mailing Address

City, State, Zip

Social Security Number/Taxpayer Identification Number

I (we) understand and agree to the terms and conditions of the Wisconsin Energy Corporation Stock Plus Investment Plan.

Under penalties of perjury, I certify that the Social Security Number/Taxpayer Identification Number listed above is true, correct and complete and that I am NOT subject to backup withholding under the Internal Revenue Code. If you are subject to backup withholding, cross out the word NOT in the previous sentence.) If a Social Security Number/Taxpayer Identification Number is not provided, dividends and sales proceeds will be subject to backup withholding.

Signature(s)	Daytime Telephone Number	Date

Investment Options.  Please read the prospectus for a complete description. Where no investment option is selected, full dividend reinvestment will apply. You may make Optional Cash Investments under any of the options below:

❑	Full Dividend Reinvestment. I wish to reinvest 100% of dividends on shares registered in my name or held in my Stock Plus Account.

❑	Partial Dividend Reinvestment. I wish to reinvest only part of my dividends on shares registered in my name or held in my Stock Plus Account. Dividends not reinvested will be paid to me in cash.

        % (must be in increments of 10%) of my dividends are to be reinvested in WEC common stock.

        % of my dividends are to be paid to me in cash. (Total of two percentages must equal 100%.)

❑	Optional Cash Investments Only. I do not wish to reinvest my dividends. I wish to make cash investments to purchase WEC common stock. (See Appendix A of prospectus for minimum and maximum amounts.)

❑	Automatic Investment Option. In addition to one of the investment options above, I hereby authorize Wisconsin Energy or its agent to make monthly automatic transfers of funds from my checking/savings account to purchase WEC common stock. I have completed the application form on the reverse side.

Automatic Investment Application

The Automatic Investment Option allows you to authorize the automatic transfer of a specific dollar amount from your checking or savings account to your Stock Plus Investment Plan account on a regular basis. Please read the prospectus for more information. You should allow at least one month for your authorization to become effective. To discontinue the Automatic Investment Option, you must provide written instructions to Wisconsin Energy or its agent at least one month in advance.

Stock Plus Account Number:

Name on Stock Plus Account: (Please print)

Name

Name of Joint Owner, if any

Mailing Address

City, State, Zip

I hereby authorize Wisconsin Energy Corporation and its agent to make monthly automatic transfers of funds from my checking/savings account in the amount stated on this form for the purchase of WEC common stock for my Stock Plus Investment Plan account.

ABA Routing Transit Number:

(The ABA Routing Transit Number is 9 digits long and is usually found in the lower left-hand corner of your check.)

Checking/Savings Account Number:

Name on Checking/Savings Account

Name of Financial Institution

Address of Financial Institution

City, State, Zip

Area Code and Telephone Number of Financial Institution

Type of Account:

❑ Checking    ❑ Savings

IMPORTANT:

Attach a voided blank check or deposit slip to this application

Amount authorized each month:

$                 (see Appendix A)

Signature of Owner	Date	Daytime Telephone Number

Signature of Joint Owner, if any	Date

FINANCIAL INSTITUTION AUTHORIZATION:  (Please have your financial institution complete this part.)

I confirm the identity of the above-named payee(s) and the account number. This stands to authorize that the financial institution agrees to charge the account for the amount indicated until revoked in writing.

Printed Name of Representative	Signature of Representative	Date